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                                                                    Exhibit 99.4
July 28, 2000

Board of Directors
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620


Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of King Pharmaceuticals, Inc. ("King") as Annex B to the Joint Proxy Statement/Prospectus of King and Jones Pharma Incorporated ("Jones") as filed with the SEC on July 28, 2000 relating to the proposed merger transaction involving King and Jones and references thereto in such Joint Proxy Statement/Prospectus under the caption "Opinions of Financial Advisors--Opinion of King's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION


/s/ Paul S. Henderson
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By: Paul S. Henderson
Its: Director